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                                                                    EXHIBIT 10.7






THE SYMBOL "[*]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


Amersham. 535


                              LICENSE TO AMERSHAM

     THIS AGREEMENT is entered into as of April 1, 1996 (the "Effective Date") by and between THE PERKIN-ELMER CORPORATION, a corporation of New York, having its PE Applied Biosystems Division place of business at 850 Lincoln Centre Drive, Foster City, California 94404 (collectively "ABD") and AMERSHAM INTERNATIONAL PLC, a corporation of England and Wales, having a place of business at Amersham Place, Little Chalfont, Buckinghamshire, England HP7 9NA ("AMERSHAM").


                                  WITNESSETH:

     WHEREAS, California Institute of Technology ("Cal Tech"), a California institution owns, and ABD has the exclusive right to sublicense United States Patents Nos. 4,849,513; 5,015,733; 5,118,800; 5,118,802; and 5,171,534 and
corresponding foreign patents and patent applications ("Caltech Patents");

     WHEREAS, E.I. du Pont de Nemours and Company ("du Pont"), a Delaware corporation owns, and ABD has the exclusive right to sublicense rights under United States Patent applications 07/057,566 and 07/057,564 relating to dye terminators, and patent issuing therefrom ("Dupont Patents");

     WHEREAS, ABD owns United States Patent No. 4,855,225 and United States Patent applications 07/827,348 and 07/415,050 relating to fluorescent dyes, and United States Patent application 07/590,218;

     WHEREAS, ABD and AMERSHAM previously entered into licensing and supply agreements relative to sequencing kits, instruments, enzymes, and the parties wish to expand upon the rights and obligations of those agreements; and

     WHEREAS, AMERSHAM and its affiliates desire a further sublicense to permit them to make, use and sell instruments, enzymes and kits for genetic analysis under these rights held by ABD; and

     WHEREAS, ABD and its affiliates desire a sublicense to permit them to make, use and sell enzymes and kits for genetic analysis under rights held by AMERSHAM, and the parties have entered into a license agreement to ABD simultaneously with the execution of this Agreement;

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     NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements and conditions hereinafter set forth the parties hereto agree as follows:

                            ARTICLE 1 - DEFINITIONS

The following terms used in this Agreement shall have the meanings set forth in this Article:

     1.1 "Affiliate" means any entity which controls, is controlled by, or is under common control with a party. An entity is deemed to be in control of another entity (the "controlled entity") if it (i) owns, directly or indirectly, not less than fifty percent (50%) of the controlled entity's assets or outstanding voting securities; or (ii) effectively controls the controlled entity and owns, directly or indirectly the maximum percentage of the controlled entity's assets or outstanding voting securities allowed under the law in the country in which the controlled entity is organized.

     1.2 "Roche" means collectively (i) Roche Molecular Systems, Inc., a Delaware corporation having an office at 1080 U.S. Highway 202, Branchburg, New Jersey 08876-1760 and (ii) F. Hoffmann-La Roche Ltd, a Swiss corporation with offices at Grenzacherstrasse 124, CH-4002 Basel, Switzerland.

     1.3 "Roche Agreement" means the Patent License Agreement entered into by and between Roche and AMERSHAM on April 1, 1996.

     1.4 Roche PCR Agreement means the Patent License Agreement entered into by and between Roche and USB on November 19, 1993.

     1.5 "License to ABD Agreement" means the agreement entitled "License to ABD" entered into by and between ABD and AMERSHAM on April 1, 1996.

     1.6 "Subject Patents" means the Caltech and ABD patents and applications relating to DNA sequencing (namely U.S. Patent Nos. 4,849,513; 5,171,534; 5,015,733; 5,118,800; 5,151,507; 5,118,802; 4,855,225 and 5,366,860 and US
Application Numbers 565,010; 570,973; 07/827,348; 07/415,050; 07/590,218 and the
Dupont patents relating to dye terminators (namely U.S. patent applications 07/057,566 and 07/057,565) and their continuations, divisions and continuations-in-part as well as corresponding foreign patents and foreign patent applications.

     1.7 "Valid Claim" means the claim of a patent or pending patent application which has not been held invalid or otherwise unenforceable by a court from which no appeal has or can be taken, or has not otherwise finally been held unpatentable by the appropriate administrative agency.


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     1.8  "Sequencing Field" shall mean the determination of the sequence of nucleotides of a nucleic acid using, as a pre-electrophoretic process, Sanger chain extension methodology or Maxam Gilbert methodology to generate sequencing ladder, followed by electrophoresis as part of the method of detection and/or analysis of the nucleic acid strictly for the purpose of determining the sequence of nucleotides of the nucleic acid. This expressly excludes any applications for PCR.

     1.9 "Fragment Analysis Field" means the separation of a nucleic acid by electrophoresis either as part of the method of detection and/or analysis of the nucleic acid for the purpose of analyzing the length of the nucleic acid, i.e. fragment length analysis. This expressly excludes any license for carrying out PCR steps for fragment length analysis.

     1.10 "Licensed Fields" means the Sequencing Field and the Fragment Analysis Field.

     1.11 "Research Use" means the internal use by an end user of a product solely in applications of the end user (or in applications of the end user's customer, if the end user is performing contract research) in scientific research and development in the Research Field, as that term is defined in the Roche PCR Agreement.

     1.12 "Commercial Use" means any use of a product that is not Research Use.

     1.13 "Amersham Apparatus" means any electrophoresis instrumentation (i.e., instruments and components thereof) for use in the Licensed Fields which (i) except for the license granted hereunder, would infringe at least one Valid Claim of the Subject Patents, (ii) bears an AMERSHAM logo, and (iii) legally entitles AMERSHAM or its Affiliates to not less than one hundred percent (100%) of the net pre-tax profits from its sale thereof; or is the instrument presently sold by Amersham as part of its Vistra program with Hitachi; or is an instrument made by Molecular Dynamics and Amersham is legally entitled to at least fifty percent (50%) of the net pre-tax profits from its sale thereof.

     1.14 "Licensed Compounds" means any dye primer, labeled terminator, or other chemical component of a sequencing or fragment analysis reaction other than a polymerase, or combinations of such components for which, except for the license granted hereunder, manufacture, use or sale thereof would infringe at least one Valid Claim of the Subject Patents, but specifically excludes dyes themselves, i.e. excluding patent claims covering the chemical composition of the dyes.

     1.15 "Licensed Polymerase" means any polymerase for use in the Licensed Fields for performing the Sanger or Maxam Gilbert sequencing reactions for which, except for the license granted herein or by Roche in the Roche Agreement, manufacture, use or sale thereof would infringe at least one valid claim of the Subject Patents or the Roche Patent


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Rights.

     1.16 "Sequencing Kit" means a reagent kit for use in the Sequencing Field and which is designed or sold for performing the pre-electrophoretic processes required for nucleic acid sequence analysis, and which contains, among other components, (i) reagents for performing nucleic acid sequencing reactions, including a Licensed Polymerase, a terminator, dNTPs, buffers, and with or without a primer; (ii) a label license as shown in Exhibit C; and (iii) a protocol for performing pre-electrophoretic processes required for nucleic acid sequence analysis.

     1.17 "Licensed Methods" means any methods, procedures or processes for use in the Licensed Field that are covered by at least one Valid Claim under the Subject Patents.

     1.18 "DNA Sequencer" means any electrophoresis apparatus which together with analysis software performs an automated separation and analysis of fragments associated with a nucleic acid to enable one to arrive at a base sequence for said nucleic acid.

     1.19 "Wholesaler" means an agent who takes orders from end-user customers for Amersham Apparatus, Licensed Compounds, Licensed Polymerase, or Licensed Kits, purchases said products from AMERSHAM or its Affiliates, delivers the products to said customers and collects payment from the end-user customers. The Wholesaler does not perform other functions of a distributor, such as by way of example but not by way of exclusion, marketing activities such as participating in trade shows, creating product advertising, and presenting technical seminars, or pre- and post-sale technical support of the products, ABD and AMERSHAM agree that this definition is applicable only to the Japanese market.

     1.20 "Half Year" means the six (6) month periods ending on the last day of each March and September.

     1.21 "Royalty Year" means the two consecutive Half Year periods ending on the last day of March each year.

     1.22 "Enzyme Unit" shall have the same meaning as "Unit" in the Roche Agreement.

     1.23      "Net Sales" means the following:

               (i) With respect to sales by AMERSHAM, or an Affiliate of AMERSHAM, or a distributor of AMERSHAM to any non-affiliated end-user customer, Net Sales means the actual amount of gross sales of AMERSHAM Apparatus, Licensed Compounds, Licensed Polymerase, and Licensed Kits to said customer, less: trade, cash and quantity discounts, if any, actually allowed, amounts refunded for faulty or defective product,

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returns, rejections, freight, insurance and other transportation costs (except income taxes), tariffs, duties and similar governmental charges paid. In the event that AMERSHAM is unable to account for sales by any distributor, the Net Sales shall be calculated as the price to the distributor multiplied by 1.43, which factor represents a 30% margin for the distributor. If in Japan, AMERSHAM does not use a distributor, but instead makes sales to end users through a Wholesaler, and AMERSHAM is unable to account for sales to third-party end users by said Wholesalers in Japan, Net Sales shall be calculated as the sales price to such Wholesalers multiplied by 1.2, which factor represents a 17% margin allowed to the Wholesaler in Japan.

          (ii) With respect to sales by AMERSHAM made to any Affiliate or to any person, firm or corporation enjoying a special course of dealing with AMERSHAM, the Net Sales shall be determined based on the resale of the AMERSHAM Apparatus, Licensed Compound(s) and Licensed Polymerase and/or Licensed Kit(s) by such Affiliate, person, firm or corporation to an end user.

          (iii) With respect to Amersham Apparatus, Licensed Polymerase and/or Licensed Kits which are used by AMERSHAM or any Affiliate to supply sequencing services or sequencing information to a third party for commercial purposes, or are given away free for promotional purposes (excluding costs of shipment) by AMERSHAM or any Affiliate, the Net Sales shall be determined as if such AMERSHAM Apparatus, Licensed Polymerase and/or Licensed Kits had been sold, rather than used internally or given away, at the average Net Sales for such AMERSHAM Apparatus, Licensed Polymerase and/or Licensed Kits realized by AMERSHAM in the applicable Half Year. Notwithstanding the above statement, up to two hundred (200) standard Licensed Kits (i.e. kits having reagents and materials sufficient for up to 150 reactions) may be used by AMERSHAM or its Affiliates or given away free each Half Year and will not be included in calculating the value of Net Sales.

     1.24 "Roche Enzyme Patent Rights" shall mean the Roche Enzyme Patent Rights and Roche Pyrophosphatase Patents defined in the Roche Agreement.

     1.25 "Fragment Analysis Kit" shall mean a reagent kit which is designed and sold for performing analysis of nucleic acid fragment length and for which the manufacture or use of such kit would infringe at least one Valid Claim of the Subject Patents.

     1.26 "Licensed Kit" means a Sequencing Kit and/or Fragment Analysis Kit.

     1.27 "Authorized Instrument" shall mean AMERSHAM Apparatus, any ABD machine or other DNA Sequencer licensed under the Caltech Patents and authorized under the Dupont Patents.

     1.28 "Involved Patents" under the SUPPLY AGREEMENT TO USB effective 6 April 1994, shall mean Subject Patents under this Agreement.




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                                ARTICLE 2-GRANT

     2.1 Subject to the terms and conditions herein, ABD hereby grants to AMERSHAM and its Affiliates a nontransferable, nonexclusive, worldwide right and license or sublicense, as the case my be, with no right to further sublicense, under the Subject Patents, as expressly set forth below:

          (i) to make, have made, use and sell to actual end users, either directly or using distributors, dealers or Wholesalers, but not for resale, AMERSHAM Apparatus for use in the Licensed Field;

          (ii) to make, have made, use and sell to actual end users, either directly or using distributors, dealers or Wholesalers, Licensed Compounds, for use in the Licensed Fields, and solely in conjunction with an Authorized Instrument. Except as provided below, Licensed Compounds may not be sold for resale. Under that exception, labeled terminators covered by the Subject Patents may be sold to resellers, provided always that AMERSHAM shall not sell such terminators to a reseller unless the reseller is licensed under the Subject Patents and has undertaken to resell the same only in a Sequencing Kit. If AMERSHAM has reason to believe that the reseller will not or intends not or does not resell the same in a Sequencing Kit, then AMERSHAM shall immediately cease all further sales to that reseller. Except for sales to resellers as provided above, labeled terminators licensed hereunder may not be sold alone but only as part of Licensed Kits, so long as labeled terminators covered by the Subject Patents are not sold alone to end users in the Licensed Field by ABD or by a third party licensed by ABD under the Subject Patents for DNA sequencing. Furthermore, labeled terminators purchased by AMERSHAM from ABD may not be sold alone even to resellers, and may only be sold in Licensed Kits.

          (iii) to the extent necessary in order to avoid infringement of Subject Patents, to sell to actual end users and to resellers as provided below, either directly or using distributors, Wholesalers or resellers Licensed Polymerase either alone or in combination with other components, in the Licensed Field; (i) for use without a DNA Sequencer or (ii) for use with a DNA Sequencer but only where such DNA Sequencer is an Authorized Instrument; provided always that AMERSHAM shall not sell Licensed Polymerase to a reseller unless the reseller has undertaken to resell the same only in a Sequencing Kit. If AMERSHAM has reason to believe that the reseller will not or intends not or does not resell the same in a Sequencing Kit, then AMERSHAM shall immediately cease all further sales to that reseller.

          (iv) to practice the Licensed Methods in the Licensed Fields or as otherwise necessary to make Licensed Compounds pursuant to subsection 2.1(ii) above.

          (v) It is understood and agreed that no other rights are hereby granted

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or intended to be granted to AMERSHAM either expressly, impliedly, or by estoppel under subject patents or any other patents not specifically identified in this Agreement.

     2.2 ABD hereby gives to AMERSHAM and its Affiliates an immunity from suit under the Subject Patents for sales in the Licensed Fields of Licensed Compounds, Licensed Polymerase and Licensed Kits to end users who use such Licensed Compounds, Licensed Polymerase or Licensed Kits, on any DNA Sequencer that has not been authorized by ABD for use in nucleic acid sequencing. This immunity from suit is expressly conditioned on AMERSHAM having provided such end user with the appropriate label license as specified in Exhibit B or Exhibit C. Nothing in this Article 2.2 shall be construed to confer an implied license on end users of unauthorized DNA Sequencers.

     2.3 ABD hereby gives to AMERSHAM and its Affiliates an immunity from suit under the Subject Patents for any and all past use and sales of AMERSHAM Apparatus, Licensed Compounds, Licensed Polymerase and Licensed Kits in the Licensed Fields by AMERSHAM or its Affiliates prior to the Effective Date of this Agreement.

     2.4 Nothing contained in this Agreement shall be construed as granting to AMERSHAM or its Affiliates any right or license under any intellectual property rights of ABD to sublicense the rights granted in this Agreement except to resellers permitted under Article 2.1 above and end users of Licensed Compounds, Licensed Polymerase, and Licensed Kits, as specified in the label licenses in Exhibit A, Exhibit B, or Exhibit C respectively.

     2.5 AMERSHAM and any Affiliate of AMERSHAM exercising rights under this Agreement shall place a notice in its annual catalogues or comparable compilations in the form specified in Exhibit A, Exhibit B and Exhibit C, or as modified, if such modification is necessary in the reasonable judgment of ABD's counsel to protect the rights of ABD and to reflect the extent and nature of the sublicense granted herein. AMERSHAM and its Affiliates shall also place a label in the form of the notice specified in Exhibit A on or within all Licensed Apparatus, a label in the form of the notice specified in Exhibit B on or within all Licensed Compounds, and a label in the form of the notice specified in Exhibit C on or within all Licensed Kits and Licensed Polymerase. AMERSHAM and its Affiliates shall also place such sublicense and label license notifications which are required to conform to all applicable patent marking statutes.

     2.6 In the event that an entity which is an Affiliate of AMERSHAM at any time ceases to be an Affiliate of AMERSHAM, the grant with regard to that entity shall be deemed terminated.

                          ARTICLE 3 - ROYALTY PAYMENTS



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THE SYMBOL "[*]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN
OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     3.1 Within thirty (30) days after the close of each Half Year during this Agreement and for so long as unpaid royalties to ABD remain, AMERSHAM shall remit to ABD the following amounts:

          (i) for all Amersham Apparatus sold, or used internally to supply sequencing services of information derived from sequencing to a third party for commercial purposes, during the preceding Half Year by AMERSHAM or its Affiliates - [*] percent ([*]%) of Net Sales [*].

          (ii) for all Licensed Polymerases and Licensed Kits sold, and for all Licensed Polymerases and Licensed Kits used internally to supply sequencing services or information derived from sequencing to a third party for commercial purposes, during the preceding Half Year by AMERSHAM or its Affiliates in the Sequencing Field for Licensed Polymerase - [*] cents per Enzyme Unit and for Licensed Kits - [*] cents per Enzyme Unit so sold or so used (which at the Effective Date represents a [*]% royalty on Licensed Kits and [*]% on Licensed Polymerase, and which royalty will be adjusted from time to time as per section 3.2; and

          (iii) for all Licensed Compounds and Licensed Kits sold, and for all Licensed Compounds and Licensed Kits used internally to supply fragment analysis services or fragment analysis information to a third party for commercial purposes, during the preceding Half Year by AMERSHAM or its Affiliates, in the Fragment Analysis Field;

               (a) for those of such Licensed Compounds or Licensed Kits sold for Commercial use, and for those of such Licensed Compounds or Licensed Kits used for Commercial Use, the sale or use of which does not give rise to a royalty payment obligation from AMERSHAM to Roche pursuant to the Roche PCR Agreement - [*] percent ([*]%) of Net Sales;

               (b) for those of such Licensed Compounds or Licensed Kits sold for Commercial Use, and for those of such Licensed Compounds or Licensed Kits used for Commercial Use, the sale or use of which also gives rise to a royalty payment obligation from AMERSHAM to Roche pursuant to the Roche PCR Agreement - [*] percent ([*]%) of Net Sales;

               (c) for those of such Licensed Compounds or Licensed Kits sold for Research Use, and for those of such Licensed Compounds or Licensed Kits used for Research Use, the sale or use of which does not give rise to a royalty payment obligation from AMERSHAM to Roche pursuant to the Roche PCR Agreement - [*] percent ([*]%) of Net Sales of the Licensed Compound or Licensed Kit; and

               (d) for those of such Licensed Compounds or Licensed Kits sold for Research Use, and for those of such Licensed Compounds or Licensed Kits used for Research Use, the sale or use of which also gives rise to a royalty payment obligation from


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THE SYMBOL "[*]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN
OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

AMERSHAM to Roche pursuant to the Roche PCR Agreement, there shall be no royalty due to ABD.

     3.2 The royalty rate per unit set out in article 3.1 (ii) above shall be adjusted in the event the current Enzyme Unit consumption per sequencing reaction changes within any AMERSHAM Licensed Enzyme or Roche Licensed Enzyme (sold in a Licensed AMERSHAM Product or Licensed ROCHE Product) (as those terms are defined in the Roche Agreement and referred to in this Article as an "Enzyme") as set out in Appendix C of the Roche Agreement. If at any time either party (i) makes a change in the number of Enzyme Units per sequencing reaction set out in the Enzyme product protocol; or (ii) introduces a new Enzyme with a different enzyme consumption efficiency; or (iii) makes a change in enzyme consumption efficiency as a result of a different reagent combination or product format, then such party shall notify the other and an adjustment as referred to above shall be made with effect from the next 31 March or 30 September in each year whichever occurs first. The adjustment in the royalty rate per unit shall be such as to ensure that such rate will equate as of the date of adjustment to a royalty of [*]% on Net Sales of Licensed Kits and [*]% on Net Sales of Licensed Polymerase.
     3.3 AMERSHAM Apparatus, Licensed Compounds, Licensed Polymerase and Licensed Kits shall be considered sold when shipped to a customer. Such items shall be considered used by AMERSHAM when such item is used by AMERSHAM or its Affiliates and may no longer be sold as new in its original form. If any royalties due ABD under this Agreement are lawfully subject to taxation, ABD agrees to bear all such taxes.

     3.4 Notwithstanding Article 3.1, no royalties shall be due from AMERSHAM to ABD for the sale or use of any AMERSHAM Apparatus, Licensed Compounds, Licensed Polymerase or Licensed Kits which are not covered by at least one granted Valid Claim of a Subject Patent during at least one day of the Half Year in which such sale or use by AMERSHAM took place. For purposes of this Article 3.4, a Valid Claim shall be also deemed a granted Valid Claim during each of the following periods: (i) the five year period commencing on the earliest priority date claimed in any patent application containing such Valid Claim, or (ii) the period to April 1, 1998, whichever is longer.

     3.5 AMERSHAM agrees to pay to ABD a minimum annual royalty of [*] U.S. dollars ($[*]) per Royalty Year. If the total royalties otherwise owed by AMERSHAM to ABD, pursuant to Articles 3.1 through 3.4, for AMERSHAM Apparatus, Licensed Compounds, Licensed Polymerase and Licensed Kits sold or used during any Royalty Year fall below this minimum annual royalty amount, AMERSHAM will pay to ABD the difference within thirty (30) days after the close of that Royalty Year. This minimum annual royalty obligation shall be excused during the first Royalty Year in which the royalties otherwise owed by AMERSHAM to ABD hereunder pursuant to Articles 3.1 through 3.4 exceed fifty percent (50%) of the royalties otherwise owed by ABD to AMERSHAM for the same period pursuant to Articles 3.1 through 3.4 of the "License to ABD Agreement". If the minimum annual royalty obligation is once excused pursuant to

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this Article 3.5, it shall never revive and shall forever cease to exist as an obligation under this Agreement, regardless of any fluctuations in the amount of royalties owed by AMERSHAM to ABD thereafter.


     3.6 All payments due hereunder shall be made in United States dollars in the United States at the address set forth in Article 11.5 hereof. For converting royalties due on sales made in currencies other than United States dollars into United States dollars, AMERSHAM shall convert its worldwide sales of AMERSHAM Apparatus, Licensed Compounds, Licensed Polymerase, and Licensed Kits subject to such royalties at the end of each Half Year from the currency in which such sales occurred into United States dollars at the closing commercial sell rate of exchange for United States dollars and each currency involved as quoted by Citibank, N.A., or any successor thereto, in New York on the last business day of each Half Year.


     3.7 If after the Effective Date, ABD grants to any unrelated third party a license of substantially the same scope as granted to AMERSHAM herein but under more favorable financial terms than those given to AMERSHAM under this Agreement, ABD shall promptly notify AMERSHAM of said more favorable financial terms, and AMERSHAM shall have the right and option to substitute such more favorable financial terms for the financial terms contained herein. AMERSHAM's right to elect the more favorable financial terms shall be conditioned on AMERSHAM's acceptance of all the same conditions, favorable or unfavorable, whether financial or otherwise, under which such more favorable financial terms shall be available to such other third party. Upon AMERSHAM's acceptance of all such terms of said third-party agreement, the more favorable financial conditions shall be effective as to AMERSHAM on the effective date of such other third party license agreement. Notwithstanding the foregoing, in the event that ABD shall receive substantial other non-monetary consideration, for example, such as substantial intellectual property rights, as a part of the consideration for its granting of such license to a third party, then this Article 3.7 shall not apply.


                        ARTICLE 4 - RECORDS AND REPORTS

     4.1 AMERSHAM agrees to keep accurate and complete records showing the quantity of all AMERSHAM Apparatus, Licensed Compounds (which for the purpose of this Article 4 refers only to Licensed Compounds used in the Fragment Analysis Field), and Enzyme Units in Licensed Polymerase, and Sequencing Kits (and in relation to AMERSHAM Apparatus, Licensed Compounds used in the Fragment Analysis Field, and Fragment Analysis Kits, quantity and price) sold or given away free or Used Internally by AMERSHAM or its Affiliates in each country worldwide. Such records shall include all information necessary to verify the total amount and computation of royalties due hereunder, and shall be open to inspection by ABD, upon a thirty (30) day prior written notice, during reasonable business hours to the extent necessary to verify the amount thereof. Such inspection shall be made at the expense of ABD and not more often than




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
once each calendar year by a firm of certified public accountants. AMERSHAM shall not be required to retain any of said records for more than three years after the close of any Half Year for which such records pertain. Such records shall be retained and available for inspection at the offices of AMERSHAM or the relevant AMERSHAM Affiliate. Should ABD's firm of certified public accountants desire to inspect the source documents or data on which the foregoing records are based, they shall have the right to inspect and copy such documents or data at the offices of AMERSHAM or the relevant AMERSHAM Affiliate.

     4.2 Within thirty (30) days after the last day of each Half Year during the Agreement and thereafter so long as unpaid royalties to ABD remain, AMERSHAM shall furnish ABD with a written report signed by an authorized officer of AMERSHAM showing (i) the total amount, in quantity of the Enzyme Units in Licensed Polymerase and Licensed Kits, sold and the total amount used internally of same, by AMERSHAM and its Affiliates during the preceding Half Year and the amount of earned royalties due therefrom, and (ii) in relation to AMERSHAM Apparatus, Licensed Compounds used in the Fragment Analysis Field, and Fragment Analysis Kits, which are sold or Used Internally, by AMERSHAM and its Affiliates during the preceding Half Year the amount of earned royalties due computed pursuant to the provisions of Article 3 above. In the event that any inspection conducted pursuant to Article 4.1 shows an under reporting and underpayment of five percent (5%) or more for the reporting period inspected, then AMERSHAM shall pay the cost of such examination for such period.

For the purposes of this Article 4, "Used Internally" shall mean used to supply services or information to a third party for commercial purposes.


                  ARTICLE 5 - FUTURE SEQUENCING PATENT RIGHTS


     5.1 With respect to process claims within the Licensed Fields which are filed by ABD in patent applications filed after the Effective Date, ABD hereby grants an option to AMERSHAM to include in Subject Patents any or all of such process claims, provided such process claims do not cover: (i) methods of operating an electrophoresis apparatus; (ii) software methods; (iii) methods for preparation of sequencing templates; or (iv) except for process claims that specifically refer to use of a polymerase or a Licensed Compound or that can be related directly to use of a specific Licensed Polymerase or a specific Licensed Compound, methods for performing electrophoresis. In relation to patent applications filed before April 1, 1999, the terms shall be as per the Agreement and for patent applications filed thereafter shall be on reasonable terms to be agreed.

     5.2 With respect to instrument manufacturers not included within the definition of AMERSHAM Apparatus, ABD hereby grants to AMERSHAM an option to negotiate a license under the Caltech patents to sell instruments provided by such manufacturers.


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THE SYMBOL "[*]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN
OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

The up-front fee for such license shall not exceed $[*] and the royalty under such patents shall not exceed [*]%.
                      ARTICLE 6 - OPTION TO FUTURE ENZYMES

     6.1 To the extent that ABD may acquire patent rights covering polymerases or other enzymes for use in the Licensed Fields, except if such patent rights are acquired from Roche, and (with regard to a sublicense) to the extent that such rights are sublicensable by ABD, and to the extent such rights are acquired by ABD by April 1, 1999, or that ABD has filed patent applications regarding said polymerases or enzymes by April 1, 1999, ABD hereby grants to AMERSHAM an option to negotiate a license to such patent rights or supply of such polymerases or enzymes from ABD on the same terms as for other polymerases or enzymes licensed under this Agreement.

     6.2 For enzymes for which a patent application is filed after April 1, 1999, the terms of the license and supply agreement shall be on terms to be agreed.

     6.3 This license Agreement replaces the license agreement entitled LICENSE TO USB, dated April 6, 1994, and as such, said LICENSE TO USB is terminated as of the Effective Date hereof, except that the SUPPLY AGREEMENT TO USB of the same date shall continue in force and effect and references therein to the previous license agreements shall hereafter be to this Agreement. However, all references in said supply agreement obligating USB to purchase its requirements of Products from ABD are hereby abrogated, and AMERSHAM may make, have made, use, and sell the Products identified in EXHIBIT A of said supply agreement in accordance with the terms of this Agreement.


                        ARTICLE 7 - TERM AND TERMINATION

     7.1 Unless sooner terminated as provided herein, this Agreement shall commence on the Effective Date and shall continue until the expiration of the last of the Subject Patents.

     7.2 This Agreement and the rights granted in Articles 2.1, 2.2 and 2.3 may be terminated by ABD:

          (i) upon material breach of this Agreement by AMERSHAM, including a failure to pay ABD any sum under this Agreement within forty-five (45) days after it is due, subject to ABD providing AMERSHAM with sixty (60) days advance written notice of such breach and an opportunity to cure. At the end of the sixty (60) day notice period, ABD may terminate this License forthwith if AMERSHAM has not cured its breach of the provision(s) identified in the notice.

          (ii) immediately with notice, upon (a) an adjudication of AMERSHAM as bankrupt or insolvent; (b) AMERSHAM's admission in writing, of its inability to pay its obligations as they mature; (c) an assignment by AMERSHAM for the benefit of creditors; (d) the appointment, with or without the consent of AMERSHAM, of a receiver, trustee or similar officer for any substantial part of its property; and/or (e) the initiation (by petition, application or otherwise) of any bankruptcy or insolvency arrangement or similar proceeding relating to AMERSHAM under the laws of any jurisdiction.

     7.3  This Agreement may be terminated by AMERSHAM;

          (i) upon material breach of this Agreement by ABD, subject to AMERSHAM providing ABD with sixty (60) days advanced written notice of termination and an opportunity to cure its breach. At the end of the sixty (60) day notice period, AMERSHAM may terminate this License forthwith if ABD has not cured its breach of the provisions(s) identified in the notice; and

          (ii) immediately with notice, upon (a) an adjudication of ABD as bankrupt or insolvent; (b) ABD's admission in writing, of its inability to pay its obligations as they mature; (c) an assignment by ABD for the benefit of creditors; (d) the appointment, with or without the consent of ABD, of a receiver, trustee or similar officer for any substantial part of its property; and/or (e) the initiation (by petition, application or otherwise) of any bankruptcy or insolvency arrangement or similar proceeding relating to ABD under the laws of any jurisdiction; and

          (iii) at its option, upon one (1) year's prior written notice.

     7.4 Termination of this Agreement for any reason shall be without prejudice to:

          (i) ABD's right to receive all royalties accrued and unpaid and then due to be paid to ABD by AMERSHAM pursuant to the terms of this Agreement on the Effective Date of such termination;

          (ii) The rights and obligations of each party provided in Article 4 hereof; and

          (iii) any other remedies which a party may then or thereafter have hereunder or otherwise.


                   ARTICLE 8 - WARRANTIES AND REPRESENTATIONS

     8.1  ABD MAKES NO EXPRESS OR IMPLIED WARRANTY, INCLUDING

WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO LICENSED COMPOUNDS THAT AMERSHAM MAY PURCHASE FOR USE IN SEQUENCING OR FOR RESALE, OR THE USE THEREOF OTHER THAN THE EXPRESS WARRANTIES WHICH MAY BE SPECIFICALLY GIVEN BY ABD AS CONTAINED IN THE PRODUCT MANUAL OR IN THE SUPPLY AGREEMENT to USB, dated April 6, 1994.

     8.2 ABD does not assume any responsibility for the use and/or sale of AMERSHAM Apparatus, Licensed Compounds, Licensed Polymerase or Licensed Kits by AMERSHAM or AMERSHAM's end users/customers.

     8.3 Nothing, in this Agreement shall be construed as: (i) a warranty or representation by ABD of the validity or scope of the Subject Patents; or (ii) a warranty or representation that anything, manufactured, used or sold by AMERSHAM under the license/sublicense rights granted herein is or shall be free from infringement of patent or proprietary rights of third parties.

     8.4 Nothing in this Agreement shall be construed as conferring upon AMERSHAM any license or right to use in packaging, advertising, publicity or promotion activities any name, trade name, trademark or other designation of ABD except for the limited use set out in Article 2.5.

     8.5 ABD represents and warrants that it has the lawful right to grant the license/sublicense set forth herein and that, as of the Effective Date of this Agreement, it has no patents or patent applications which it owns or has a license thereunder which block the exercise of the rights granted hereunder.

     8.6 The parties hereto represent and warrant that they have all necessary corporate power to enter into and perform their respective obligations under this Agreement and have taken all necessary corporate action under the laws of their respective jurisdictions and their certificates of incorporation and by-laws to authorize the execution and consummation of this Agreement.

     8.7  Intellectual Property Right Indemnity

     (i) Indemnity. Subject to the restrictions set forth in this Paragraph 8.7, ABD agrees to defend and indemnify AMERSHAM from and against all action or proceedings (including reasonable attorney's fees, and judgments, if any) brought against AMERSHAM arising out of any actual or alleged infringement by the materials supplied to AMERSHAM under the SUPPLY AGREEMENT TO USB, having an effective date of 6 April 1994, of any United States or foreign patent.

     (ii) AMERSHAM's Obligations. AMERSHAM shall promptly notify ABD of any claim hereunder upon becoming aware of same and shall cooperate with and provide all reasonable assistance to ABD, at ABD's expense, in the defense or settlement of such claim. ABD shall have sole authority to defend and/or settle any claim under this Paragraph, provided, however, that AMERSHAM may, at its own cost, retain separate representation.

     (iii) Remedy for Infringement. If any material supplied, or any portion thereof, is finally adjudged to infringe a United States or foreign patent, or if in ABD's opinion is likely to become subject of such a claim, ABD shall, at its option, either: (a) procure for AMERSHAM the right to continue using the material; or (b) replace or modify the material so that it becomes non-infringing; or (c) upon return of all infringing material, refund to AMERSHAM the price actually paid by AMERSHAM for the Infringing material, less a reasonable amount for use, damage or obsolescence; or (d) substitute for the infringing material other suitable, non-infringing products.

     (iv) Exceptions. ABD shall have no liability or obligation hereunder for any infringement based upon: (a) the use of the material in combination with other hardware, software, consumable or reagents not provided by ABD, or based upon a modification to the material made by AMERSHAM, if such claim would not have occurred but for such combination or modification; or (b) any modification to the material at the request of AMERSHAM.

     (v) Limitation of Liability. THE FOREGOING STATES THE ENTIRE LIABILITY OF ABD, AND THE EXCLUSIVE REMEDY FOR AMERSHAM, FOR ANY INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE MATERIAL OR ANY PART THEREOF PURCHASED BY AMERSHAM UNDER SAID 1994 AGREEMENT WITH USB.

                            ARTICLE 9 - ASSIGNMENTS

     9.1 This Agreement is assignable, in whole or in part, by ABD and shall be enforceable by it or its successors and assigns.

     9.2 This Agreement and the rights and obligations contained herein are not assignable by AMERSHAM, in whole or in part, by operation of law, for the benefit of creditors, or otherwise, without the prior written consent of ABD, except that upon written notice to ABD, AMERSHAM may assign all, but not part, of AMERSHAM's rights and obligations under this Agreement to the following:

          (i) one of its Affiliates, provided AMERSHAM remains secondarily liable for the performance of all the duties and obligations imposed on that party under this Agreement; or

          (ii) any successor in ownership of all or substantially all of the business assets of AMERSHAM that relate to the subject matter of the Subject Patents, provided that such successor assumes liability for the performance of all the duties and obligations imposed on AMERSHAM under this Agreement and pays to ABD an assignment fee of $100,000.00.


     9.3 For purposes of this Agreement, an assignment by AMERSHAM shall be deemed to have occurred upon the acquisition of majority control of AMERSHAM by any person through the purchase of stock or by way of a merger transaction or otherwise as well as through the purchase of all or substantially all of the business assets of AMERSHAM that relate to the subject matter of the Subject Patents.

                        ARTICLE 10 - PATENT ENFORCEMENT

     10.1 AMERSHAM shall advise ABD promptly, upon its becoming aware of substantial infringement by a third-party or parties of a granted patent right within Subject Patents. Upon receipt of said written information, ABD shall act upon such information with reasonable business judgment at ABD's sole discretion.

     10.2 AMERSHAM agrees not to enter into any supply agreements after the Effective Date in respect of Licensed Polymerase (either alone or in Licensed
Kits) if the purchaser is a supplier of a DNA Sequencer which is not an Authorized Instrument.


                         ARTICLE 11 - ADDITIONAL TERMS

     11.1 Governing Law. This Agreement shall be deemed to have been entered into in the State of California, U.S.A., and, notwithstanding anything to the contrary in the law relating to conflicts of law of the State of California, U.S.A., shall be governed by, construed, interpreted and enforced in accordance with the laws of said State and the laws of the United States of America.

     11.2 Entire Agreement. Subject to Article 6.3 above, the terms and provisions contained in this Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous communications, representations, agreements or understandings, either oral or written, regarding such subject matter.

     11.3 Amendment Waiver. No modification of any term or provision, or waiver of any right or obligation, shall be binding upon any party, unless made in writing and signed by duly authorized officers of all of the parties. The waiver by any party of any breach of any provision hereof by any other party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

     11.4 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall continue in full force without being impaired or invalidated in any way, to the maximum extent possible consistent with the intent of the parties.

     11.5 Notices. All notices, requests, demands or other communications made hereunder shall be in writing, and shall be deemed duly given when personally delivered or sent by telecopy or telex (receipt confirmed) or registered or certified mail, postage prepaid, as follows, or to such other address or person as any party may designate by notice to the other party;

            To ABD:

               The Perkin-Elmer Corporation
               PE Applied Biosystems Division
               850 Lincoln Centre Drive
               Foster City, California 94404
               Attention: Legal Department

            To AMERSHAM:

               Amersham International plc
               Amersham Place
               Little Chalfont, Buckinghamshire
               England HP7 9NA
               Attention: Company Secretary

These individuals and addresses can be changed at any time by any party by a notice in writing to the other party complying with this Article 11.5.

     11.6 Document. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. All headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of the terms or provisions. The Exhibits are a part of this Agreement as if fully set forth herein.

     11.7 Bind and Inure. This Agreement shall be binding on, inure to the benefit of, the parties and their respective, permitted successors and assigns.

     11.8 Dispute Resolution. The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either party's or their Affiliates' rights and/or obligations hereunder, such as, for example, a dispute as to whether a particular product properly falls within the license. In the event of the occurrence of such a dispute, either party may, by notice to the other party, have such dispute referred to their respective designees, listed below, or their successors, for attempted resolution by good faith negotiations within sixty
(60) days after such notice received. Said designees are as follows:

For AMERSHAM:  Managing Director, Amersham Life Science,
               Amersham International plc

For ABD: Divisional Executive Vice President, PE Applied Biosystems Division, The Perkin-Elmer Corporation.

In the event designees are not able to resolve such dispute within such sixty
(60) day period, or any agreed extension thereof, the parties will escalate the discussions to a higher level of authority, namely the Chief Executive, Amersham International plc, and the President of The Perkin-Elmer Corporation. If this second level of discussion does not result in a resolution of the issue within sixty (60) days, or any agreed extension thereof, either party may invoke the provisions for binding Alternative Dispute Resolution (ADR) set forth in Exhibit D.





THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, ABD and AMERSHAM have executed this Agreement on behalf of themselves and their Affiliates.


PERKIN-ELMER CORPORATION                AMERSHAM INTERNATIONAL PLC
PE APPLIED BIOSYSTEMS


By:    /s/ Joseph H. Smith              By:    /s/ Ron Long
       ------------------------------          ------------------------------

Print: Joseph H. Smith                  Print: Ron Long
       ------------------------------          ------------------------------

Title: Vice President, IP               Title: Managing Director Life Science
       ------------------------------          ------------------------------

Date:  11/3/96                          Date:  6-11-96
       ------------------------------          ------------------------------

                          Exhibit A: Instrument Label

                      NOTICE TO PURCHASER: LIMITED LICENSE


This instrument, Serial No.__________, is an Authorized DNA Sequencer. It is Authorized by PE Applied Biosystems under one or more U.S. Patent Nos.________, and corresponding foreign patents and patent applications. The purchase of this instrument includes limited non-exclusive rights under the subject patents to use this instrument for sequencing and fragment length analysis when used with Authorized Reagents. The use of this Instrument with Authorized Reagents provides a limited license to perform DNA sequencing and fragment length analysis in accordance with the label rights accompanying such reagents. Purchase of this instrument does not itself convey to the purchaser a complete license or right to perform DNA sequencing and fragment analysis under the subject patents. Authorized Reagents may be obtained from Licensed Vendors, or reagents may be Authorized under separate license arrangements from PE Applied Biosystems. The above patent rights are granted solely for research and other uses that are not unlawful. No other licenses are granted expressly, impliedly, or by estoppel.

Further information on purchasing licenses to perform DNA sequencing and fragment length analysis may be obtained by contacting the Director of Licensing at PE Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404.

PE Applied Biosystems does not guarantee the performance of this instrument.

AMERSHAM IS LICENSED AS A VENDOR FOR AUTHORIZED REAGENTS.

                      Exhibit B: Licensed Compounds Label
                      ____________________________________

                      NOTICE TO PURCHASER: LIMITED LICENSE


This reagent is sold pursuant to Authorization from PE Applied Biosystems under one or more of the following U.S. Patents: (compound patents only)_____________, and corresponding foreign patents and patent applications. The purchase of this reagent includes limited non-transferrable rights (without the right to resell, repackage, or further sublicense) under such patent rights to use this volume of reagent for DNA sequencing or fragment analysis when used with an authorized polymerase in conjunction with an automated instrument for DNA sequencing or fragment analysis which has been authorized for such use by PE Applied Biosystems, or for manual sequencing when used with an authorized polymerase. Purchase of this product does not itself convey to the purchaser a complete license or right to perform automated DNA sequence and fragment analysis under the subject patents. No other license is hereby granted for use of this reagent in any other automated sequence analysis instrument. The rights granted hereunder are solely for research and other uses that are not unlawful. No other rights are granted expressly, impliedly, or by estoppel. In particular, no rights are granted under any instrument patents, enzyme patents, or process patents related to DNA sequencing or fragment analysis.

Further information on purchasing licenses to perform DNA sequence and fragment analysis may be obtained by contacting the Director of Licensing at PE Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404.

AMERSHAM IS LICENSED AS A VENDOR FOR AUTHORIZED SEQUENCING AND FRAGMENT ANALYSIS INSTRUMENTS AND FOR AUTHORIZED POLYMERASE.

                         Exhibit C: Licensed Kits Label
                         ------------------------------

                      NOTICE TO PURCHASER: LIMITED LICENSE

This kit is sold pursuant to Authorization from PE Applied Biosystems under one or more of the following U.S. Patents:_(all compound and process rights needed)____________, and corresponding foreign patents and patent applications. The purchase of this kit includes limited non-transferrable rights (without the right to resell, repackage, or further sublicense) under such patent rights to use this kit for DNA sequencing or fragment analysis, solely when used in conjunction with an automated instrument for DNA sequencing or fragment analysis which has been authorized for such use by PE Applied Biosystems, or for manual sequencing. Purchase of this product does not itself convey to the purchaser a complete license or right to perform automated DNA sequence and fragment analysis under the subject patents. No other license is hereby granted for use of this kit in any other automated sequence analysis instrument. The rights granted hereunder are solely for research and other uses that are not unlawful. No other license is granted expressly, impliedly, or by estoppel.

Further information on purchasing licenses to perform DNA sequence and fragment analysis may be obtained by contacting the Director of Licensing at PE Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404.

AMERSHAM IS LICENSED AS A VENDOR FOR AUTHORIZED SEQUENCING AND FRAGMENT ANALYSIS INSTRUMENTS.


                           Exhibit C: Licensed Enzyme
                           --------------------------

                      NOTICE TO PURCHASER: LIMITED LICENSE

This reagent is sold pursuant to Authorization from PE Applied Biosystems under one or more of the following U.S. Patents:_(enzyme patents and process patents only)____________, and corresponding foreign patents and patent applications. The purchase of this reagent includes limited non-transferrable rights (without the right to resell, repackage, or further sublicense) under such patent rights to use this volume of reagent for DNA sequencing or fragment analysis, solely when used in conjunction with an automated instrument for DNA sequencing or fragment analysis which has been authorized for such use by PE Applied Biosystems, or for manual sequencing. Purchase of this product does not itself convey to the purchaser a complete license or right to perform automated DNA sequence and fragment analysis under the subject patents. No other license is hereby granted for use of this reagent in any other automated sequence analysis instrument. The rights granted hereunder are solely for research and other uses that are not unlawful. No other license is granted expressly, impliedly, or by estoppel.

Further information on purchasing licenses to perform DNA sequence and fragment analysis may be obtained by contacting the Director of Licensing at PE Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404.

AMERSHAM IS LICENSED AS A VENDOR FOR AUTHORIZED SEQUENCING AND FRAGMENT ANALYSIS INSTRUMENTS.

                                                                    EXHIBIT 10.7
                                   EXHIBIT D

                         ALTERNATIVE DISPUTE RESOLUTION

In the event of any dispute, difference or question arising between the parties in connection with this agreement, the construction thereof, or the rights, duties or liabilities of either party excluding any dispute or controversy for which arbitration is prohibited by any applicable law or treaty, and which dispute is not amicably resolved by the good faith efforts of the parties under
Article 11, then such dispute shall be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described below:

(a) If any party intends to begin an ADR to resolve a dispute, such party shall provide written notice to counsel for the other party informing the other party of such intention and the issues to be resolved. Within ten (10) business days after the receipt of such notice, the other party may by written notice to the counsel for the party initiating ADR, add additional issues to be resolved. From the date of the ADR notice and until such time as any matter has been finally settled by ADR, the running of the time periods in which a party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

(b) Within five (5) business days following the receipt of the original ADR notice ("Notice Date") a neutral shall be selected by the then President of the Center for Public Resources ("CPR"), 14th floor, 366 Madison Avenue, New York, New York 10017. The neutral shall be an individual who shall preside in resolution of any disputes between the parties. The neutral selected shall be a member of the Judicial Panel of the CPR and shall not be an employee, director or shareholder of either a party or of an Affiliate of either party.

(c) Each Party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If either party makes such and objection, the then president of the CPR shall as soon as possible thereafter, select another neutral under the same conditions set forth above. This second selection shall be final.

(d) No later than ninety (90) business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties.

(i) Each party shall have the right to be represented by counsel at the hearing.
(ii) The hearing shall be held at such place as agreed upon by the parties or if they are unable to agree at a place designated by the neutral.

(e) The ADR proceeding shall be confidential and the neutral shall issue appropriate protective orders to safeguard each parties' Confidential Information. Except as required by law, no party shall make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of each other party. The existence of any dispute submitted to ADR, and the award of the neutral, shall be kept in confidence by the parties and the neutral, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

(f) It is the intention of the parties that discovery, although permitted as described herein, will be extremely limited except in exceptional circumstances. The neutral shall permit such limited discovery necessary for an understanding of any legitimate issue raised in the ADR, including the production of documents. Each party shall be permitted but not required to take the deposition of not more than five (5) persons, each such deposition not to exceed six (6) hours in length. If the neutral believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issue, the neutral may order such additional discovery as the neutral deems necessary. At the hearing the parties may present testimony (either by live witness or deposition) and documentary evidence. The neutral shall have sole discretion with regard to the admissibility of any evidence and all other materials relating to the conduct of the hearing.

(g) Each party shall be entitled to no more than four (4) hours of hearing to present testimony or documentary evidence. The testimony of both parties shall be presented during the same calendar day. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the parties have had the four (4) hours to which they are entitled. If the neutral believes that exceptional circumstances exist, and additional hearing time is necessary for a full and fair resolution of the issue, the neutral may order such additional hearing time as the neutral deems necessary.

(h) At least fifteen (15) business days prior to the date set for the hearing, each party shall submit to each other party and the neutral a list of all documents on which such party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witnesses testimony.

(i) At least five (5) business days prior to the hearing, each party must submit to the neutral and serve on each other party a proposed ruling on each issue to be resolved. Such writing shall be limited to presenting the proposed ruling, shall contain no argument or analysis of the facts or issues, and shall be limited to not more than ten (10) pages.

(j) not more than five (5) business days following the close of hearings, the parties may each submit post hearing briefs to the neutral addressing the evidence and issues to be resolved. Such post hearing briefs shall not be more than fifty
(50) pages.
(k) The neutral shall rule on each disputed issue after the hearing as expeditiously as possible, but in no event more than thirty (30) days after the close of the hearings. The neutral shall, in rendering his decision, apply the substantive law of the state of New York, U.S.A., and without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration. The neutral is not empowered with the remedy of termination of the license(s) granted by the accompanying Agreement.


(l) Any judgment upon the award rendered by the neutral may be entered in any court having jurisdiction thereof. The decision rendered in any such ADR shall be final and not appealable, except in cases of fraud or bad faith on the part of the neutral or any party to the ADR proceeding in connection with the conduct of such proceedings, and shall be enforceable in any court of competent jurisdiction.

(m) The neutral shall have the option to assess costs and expenses to the non-prevailing party, otherwise the parties shall pay their own costs (including, without limitation, attorneys fees) and expenses in connection with such ADR.